EXHIBIT 10.27

STRICTLY CONFIDENTIAL

EHS PARTNERS AND HOOPER HOLMES: TERMS OF AGREEMENT

Scope
•	The Executive Team will use the EHS process to generate and approv ideas to improve cash flow
•	All operations and units of the company and its affiliates are to be included within the scope of the project

Definition of Ideas Within Project Scope
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Positive earnings: during the Idea Generation and Approval Phase the executive team will use the EHS process to generate and, in its discretion, approve ideas that are expected to increase cash flow by reducing costs and/or increasing revenues beyond that which would occur in absence of the ideas.  Additional detail regarding this phase is included below.

•	To be approved for purposes of this project, each idea must be fully implementable within 24 months of the end of the Idea Generation and Approval Phase.

Idea Valuation and Approval
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The Executive Team will make a decision on each idea proposed by Line Managers.  These decisions shall be at the sole discretion of the Executive Team taking into consideration recommendations made by the Line Managers.  The decisions to approve the ideas and to determine the financial impacts associated with each approved idea for all purposes hereunder shall be made solely in the discretion of the Executive Team.  The Executive Team may approve or reject any proposed ideas in good faith for inclusion within this project for any or no specified reasons

•	The net Earnings Impact for each cost reduction ideas will be approved by the Executive Team as:
•	In each case the Earnings Impact of an idea child be quantified relative to its impact against the cost and revenue bases of the company

EHS Fee Amount

CONFIDENTIAL

Payments of the Fee

Payment of T&E Reimbursement
Hooper Holmes will reimburse EHS monthly for out-of-pocket expenses associated with its completion of the work

Break-up/Special Events
If subsequent to the completion of the Idea Generation and Approval Phase any James Calver ceases to be CEO or Hooper Holmes agrees to a change of control (via merger of equals or acquisition), the all remaining future payments due to EHS will become due and will be paid immediately

Confidentiality
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The fee arrangement is confidential and will not be shared beyond members of the executive committee, as well as Hooper Holmes’ regulators, directors, attorneys, employees with the need to know such information and auditors, or as required by law.

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EHS agrees that all Hooper Holmes information, whether oral or written or via electronic media, to which EHS or any of its employees is given access while performing Services hereunder is referred to as "Confidential Information."  Confidential Information shall include, without limitation, all information relating to the Services and all technology, know-how, processes, trade secrets, contracts, proprietary information, historical and projected financial information, business strategies, operating data and organizational and cost structures, product descriptions, pricing information, credit information and policies, customer information and customer lists.

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EHS agrees to hold all Confidential Information in confidence, to not disclose any Confidential Information to any person unless otherwise permitted hereunder and to not use any Confidential Information for purposes other than providing under this Agreement.

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In the event that EHS becomes legally compelled to disclose any Confidential Information, EHS may disclose such Confidential Information to the extent legally required; provided however, the EHS shall first notify Hooper Holmes of such legal process and shall permit and assist in any secrecy orders, motions to quash, or other similar procedural step, to prevent the production of such information.  Making any disclosure of such legal process, the parties agree to use all reasonable efforts to preserve the confidential nature of such information.

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Hooper Holmes shall enjoy unrestricted use of all EHS materials, tools, processes, and its proprietary Fulcrum system during the course of the project into the sole purposes of completing the project.  Hooper Holmes shall take reasonable steps to ensure that these materials, tools, processes and Fulcrum system to which it is given access are not used by the company, its employees or agents for any purposes other than the successful completion of this project and are not unnecessarily disclosed or made available for other reasons either during or subsequent to the completion of the project.

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EHS shall retain ownership of all original studies, reports, or original works of authorship that develops in the course of this project as well as tools, materials or processes that are employed in the project were developed during the project in which are derivative of its own developmental efforts or work for clients and Hooper Holmes

Definitions and Timing
•	The Project Preparation Phase commences upon execution of this agreement and extends to approximately April 15

•	The Idea Generation and Approval phase as referenced in this document commences upon completion of the Project Preparation Phase and will last until approximately July 21

•	The CTM Disbandment Date will coincide with the end of the Idea and Approval Phase and will The Implementation Phase commences immediately upon completion of the Idea and Approval Phase and will

•	By signing below, the undersigned confirm on behalf of Hooper Holmes and EHS that the foregoing properly reflects the terms on which Hooper Holmes has engaged EHS

Hooper Holmes  by (J. L. Spenser, Executive Vice President) June 08, 2006

EHS Partners, LLC by (Neil Smith, Partner) 8th May, 2006